Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MONEYGRAM INTERNATIONAL, INC.
     1. The name of the corporation (which is hereinafter referred to as the Corporation) is “MoneyGram International, Inc.”
     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 2003.
     3. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 28, 2004.
     4. This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by written consent of the sole stockholder of the Corporation in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and, upon filing with the Secretary of State in accordance with Section 103 of the General Corporation Law of the State of Delaware shall thenceforth supercede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.
     5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
Article I
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
MoneyGram International, Inc.
Article II
     The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
Article III
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “GCL”).

Article IV
     (A) Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is two hundred and fifty-seven million (257,000,000), consisting of (i) two hundred and fifty million (250,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”) and (ii) seven million (7,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”).
     (B) Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the GCL (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (i) The designation of the series, which may be by distinguishing number, letter or title.
          (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
          (iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
          (iv) Dates on which dividends, if any, shall be payable.
          (v) The redemption rights and price or prices, if any, for shares of the series.
          (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
          (vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          (viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.
          (ix) Restrictions on the issuance of shares of the same series or of any other class or series.
          (x) The voting rights, if any, of the holders of shares of the series.
     (C) Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each shares of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.
     (D) Vote. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
     (E) Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
Article V
     The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:
     (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.
     (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.
     (C) Provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.
     (D) Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.
     (E) Provisions that permit the Corporation to redeem or exchange such rights.
     (F) The appointment of a rights agent with respect to such rights.

Article VI
     (A) In furtherance of, and not in limitation of, the powers conferred by applicable law, the Board of Directors is expressly authorized and empowered:
          (i) to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the Bylaws; and
          (ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.
     (B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (A)(i) of this Article VI. For the purposes of this Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
Article VII
     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors, the affirmative vote of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.
Article VIII
     (A) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in the Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.
     (B) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     (C) The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in the Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2005, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation commencing with the 2005 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
     (D) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as set forth in the Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled, unless the Board of Directors otherwise determines, only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and not by stockholders. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
     (E) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class.
     (F) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VIII.
Article IX
     (A) Vote Required for Certain Business Combinations.
          (i) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph (B) of this Article IX:
          (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (1) any Interested Stockholder (as hereinafter defined) or (2) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or
          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, including all Affiliates of the Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or
          (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder, including all Affiliates of the Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or
          (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliates of an Interested Stockholder; or
          (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not an Interested Stockholder is a party thereto) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary that are directly or indirectly owned by any Interested Stockholder or one or more Affiliates of the Interested Stockholder;
shall require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, including the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, unless the requirement of such vote is not permitted under applicable law. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by applicable law or in any agreement with any national securities exchange or otherwise.
          (ii) Definition of Business Combination. The term “Business Combination” as used in this Article IX shall mean any transaction described in any one or more of clauses (a) through (e) of paragraph (A)(i) of this Article IX.
     (B) When Higher Vote is Not Required. The provisions of paragraph (A) of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by applicable law or any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (B)(i) or (ii) of this Article IX are met:
          (i) Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).
          (ii) Price and Procedure Requirements. All of the following conditions shall have been met:
          (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the highest of the following:
          (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested

Stockholder for any shares of Common Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposal of such Business Combination (the “Announcement Date”), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;
          (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher; and
          (3) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (B)(ii)(a)(2) of this Article IX, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.
          (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class, other than Common Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B)(ii)(b) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):
          (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;
          (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
          (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and
          (4) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to paragraph (B)(ii)(b)(3) of this Article IX, multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.
          (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.
          (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the Continuing Directors; (2) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (3) there shall have been an increase in the annual rate of dividends as necessary fully to reflect any recapitalization (including any reverse stock split), reorganization or any similar reorganization that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (4) such Interested Stockholder shall not have become the Beneficial Owner of any additional Voting Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder.
          (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.
          (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
     (C) Certain Definitions. For purposes of this Article IX:
          (i) “Person” shall mean any individual, firm, corporation or other entity.
          (ii) “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) that:
          (a) itself, or along with its Affiliates, is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the then outstanding Voting Stock; or
          (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was itself, or along with its Affiliates, the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the then outstanding Voting Stock; or
          (c) is an assignee of or has otherwise succeeded to any Voting Stock that was at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
          (iii) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on the date hereof. In addition, a Person shall be the “Beneficial Owner” of any Voting Stock that such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, provided that, in the case of rights issued pursuant to the Rights Agreement between the Corporation and Wells Fargo Bank, N.A., as rights agent, dated as of June 30, 2004, or any successor rights agreement, once such rights are exercisable, a holder thereof shall not be deemed to be a “Beneficial Owner” for purposes of this provision of the shares of Voting Stock issuable pursuant to such rights unless and until such holder, on or after the date that such rights become exercisable, acquires any additional such rights or shares of Voting Stock, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner).
          (iv) For the purpose of determining whether a Person is an Interested Stockholder pursuant to paragraph (C)(ii) of this Article IX, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (C)(iii) of this Article IX but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.
          (v) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.
          (vi) “Subsidiary” shall mean any corporation of which a majority of any share of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (C)(ii) of this Article IX, the term “Subsidiary” shall mean only a corporation of which a majority of each share of equity security is owned, directly or indirectly, by the Corporation.
          (vii) “Continuing Director” shall mean any member of the Board of Directors of the Corporation (the “Board of Directors”) who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors then on the Board of Directors.
          (viii) “Fair Market Value” shall mean (x) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date in question on the NASDAQ Stock Market or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with paragraph (D) of this Article IX; and (y) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in accordance with paragraph (D) of this Article IX.
          (ix) In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in paragraphs (B)(ii)(a) and (b) of this Article IX shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.
          (x) “Excluded Preferred Stock” means any series of Preferred Stock with respect to which a majority of the Continuing Directors have approved a Preferred Stock Designation creating such series that expressly provides that the provisions of this Article IX shall not apply.
     (D) The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article IX, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (B)(ii) of this Article IX have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (C)(viii) of this Article IX, and (vi) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.
     (E) No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by applicable law.
     (F) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation or the Bylaws of the Corporation), but in addition to any affirmative vote of the holders of any particular class of the Voting Stock required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of two-thirds (66 2/3%) of the voting power of the shares of the then outstanding Voting Stock voting together as a single class, including the affirmative vote of the holders of two-thirds (66 2/3%) of the voting power of the then outstanding Voting Stock not owned directly or indirectly by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX of this Certificate of Incorporation.
Article X
     Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by such a person in his or her capacity as such a director or officer of the Corporation in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article X. Any amendment or repeal of this Article X shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.
Article XI
     To the fullest extent permitted by applicable law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.
Article XII
     Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that any amendment or repeal of Article X or Article XI of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law; and provided further that paragraph (C) of Article IV shall not be amended except in accordance with the terms thereof and the requirements of applicable law.

     IN WITNESS WHEREOF, said MoneyGram International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and has caused its corporate seal to be affixed, this 28th day of June, 2004.

MONEYGRAM INTERNATIONAL, INC.
By:	/s/ Philip W. Milne
	Name:	Philip W. Milne
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MONEYGRAM INTERNATIONAL, INC.
          It is hereby certified that:
          1. The name of the corporation (which is hereinafter referred to as the Corporation) is “MoneyGram International, Inc.”
          2. Clause (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety, as follows:
Article IV
          (A) Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is one billion three hundred and seven million (1,307,000,000), consisting of (i) one billion three hundred million (1,300,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”) and (ii) seven million (7,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”).
          3. Clauses (C) and (D) of Article VIII of the Amended and Restated Certificate of Incorporation of the Corporation are hereby amended and restated in their entirety as follows:
Article VIII
          (C) The directors shall be elected annually at each annual meeting of stockholders of the Corporation to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Directors elected at the 2009 annual meeting of stockholders of the Corporation shall commence their term of office upon the effectiveness of this Amendment to the Amended and Restated Certificate of Incorporation under the General Corporation Law of the State of Delaware (the “Effective Time”) for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.
          (D) Subject to the rights of the holders of our Series B Participating Convertible Preferred Stock and Series B-1 Participating Convertible Preferred Stock (the “Series B Stock”) or any other series or class of stock, as set forth in this Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled, unless the Board of Directors otherwise determines, only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and not by stockholders. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
          4. Article XIII is hereby added to the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article XIII
          (A) At any time the investors that are party to the Purchase Agreement (as defined below) or their respective affiliates (collectively, the “Investors”) have the right pursuant to Section 4.1(b) of the Purchase Agreement to appoint individuals to be nominated for election to the Board of Directors (“Board Representatives”) to serve as directors of the Corporation, affiliates of Goldman, Sachs & Co. (“Goldman Sachs”) (or its permitted successors or assigns) shall have the right to designate one (1) Board Representative (the “GS Board Representative”), which such Board Representative, if elected as a director, shall have one (1) vote, and affiliates of Thomas H. Lee Partners, L.P. (“THL”) (or its permitted successors or assigns) shall have the right to designate two (2) to four (4) Board Representatives (the “THL Board Representatives”), which THL Board Representatives, if elected as directors, together shall be authorized to vote (with each THL Board Representative having equal votes) on all matters occasioning action by the Board of Directors a total number of votes equal to (x) the number of directors that the Investors would be entitled to designate pursuant to Section 4.1(b) of the Purchase Agreement in order to have Proportional Representation (as defined below) on the Board of Directors in the absence of this Article XIII, minus (y) the one (1) vote of the GS Board Representative. Each director other than the THL Board Representatives shall have one (1) vote. For the purposes of this Amended and Restated Certificate of Incorporation, “Proportional Representation” shall mean the number of Board Representatives (rounded to the nearest whole number) that the Investors would need to appoint (in the absence of this Article XIII) in order for the number of Board Representatives appointed by the Investors as compared to the number of directors constituting the entire Board of Directors to be proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming all shares of Series B Stock are converted into common stock). For the purposes of this Amended and Restated Certificate of Incorporation, the “Purchase Agreement” shall mean that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008, between the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.
          (B) At any time the right of the Investors to appoint Board Representatives pursuant to this Article XIII is in effect, all references in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, each as may be amended from time to time, to “a majority of the directors,” “a majority of the remaining directors,” “a majority of the Whole Board,” “a majority of the total number of directors that the Corporation would have if there were no vacancies” and similar phrases shall give effect to the proportional voting provisions of this Article XIII such that the references to a “majority” shall mean a “majority of the votes of the directors.
          5. The amendments of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, said MoneyGram International, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President, General Counsel and Secretary this 12th day of May, 2009.

MONEYGRAM INTERNATIONAL, INC.
By	/s/ Teresa H. Johnson
Teresa H. Johnson
Executive Vice President, General Counsel and Secretary

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